Back to Form 8-K/A
Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	John Aberg
813-865-1284	813-865-5045
- or -
Amy Knapp
813-290-6208

WELLCARE BOARD ESTABLISHES SPECIAL COMMITTEE

    TAMPA, FL (October 26, 2007)— WellCare Health Plans, Inc. (NYSE: WCG) today announced that its board of directors has formed a special committee in response to the ongoing investigation of the company by certain federal and state agencies and to other governmental or private proceedings. The special committee is authorized to monitor developments in these investigations and to oversee the company’s response to them. It is also authorized to facilitate communication between the company’s management and its board of directors regarding these matters.
The members of the special committee are:

•	Neal Moszkowski, the co-chief executive officer of TowerBrook Capital Partners L.P. and the former chairman of the board of the company;

•	Chris Michalik, a managing director of Kinderhook Capital Partners and a member of the company’s audit committee; and

•
Ruben Jose King-Shaw, the chairman and chief executive officer of Mansa Equity Partners, Inc. and the former deputy administrator and chief operating officer of the Centers for Medicare & Medicaid Services and former secretary of the Florida Agency for Health Care Administration.

    Mr. Moszkowski will serve as chairman of the special committee, whose members have all been determined by the board of directors to be independent under standards established by the New York Stock Exchange. The special committee is authorized to retain, at the company’s expense, counsel of its choosing and other advisors that it deems appropriate. The committee is in the process of selecting counsel.

    “The special committee will serve an important purpose for WellCare at this critical time,” said Mr. Moszkowski. “We will work to ensure that all matters concerning the investigation are dealt with appropriately and with urgency and attention to detail.”

    As previously disclosed, on October 24th, certain federal and state agencies executed a search warrant at the company’s headquarters in Tampa, Florida. WellCare is working with the U.S. Department of Justice, the U.S. Federal Bureau of Investigation, the U.S. Department of Health and Human Services Office of Inspector General and the Florida attorney general's Medicaid Fraud Control Unit. In addition, on October 25th, the company received requests for information from the U.S. Securities and Exchange Commission.

    “As previously stated, we are cooperating with all federal and state authorities,” said Todd Farha, WellCare’s chairman and chief executive officer. “I am confident that the newly formed special committee will provide the independent oversight and support needed to help the company effectively address any issues that may arise.”

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About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, the aged, blind and disabled and prescription drug plans, currently serving more than 2.3 million members nationwide. For more information about WellCare, please visit the Company's website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements
Statements contained in this release which are not historical fact may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “continues” and similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: the potential expiration, cancellation or suspension of the Company’s state or federal contracts; the Company’s lack of prior operating history in expansion markets such as Georgia, Missouri and Ohio, including lack of experience with network providers and health benefits management in such markets; the Company’s lack of prior operating history in its PDP program and private fee-for-service (PFFS) program; the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, including the Company’s ability to reinsure certain risks related to medical expenses; the potential for confusion in the marketplace concerning PDP and PFFS programs resulting from, among other things, the proliferation of health care options facing Medicare beneficiaries and the complexity of the PDP and PFFS programs, including the benefit structures and the relative lack of awareness of these programs among health care providers, pharmacists, patient advocates and state regulators; the Company’s ability to accurately estimate incurred but not reported medical costs; risks associated with future changes in laws applicable to the Company’s business, including repeal or modification of the Medicare Modernization Act of 2003 or any portion thereof; potential reductions in funding for government healthcare programs, including proposals in Congress to reduce funding of Medicare Advantage programs; risks associated with periodic government rate reimbursement adjustments, including the timing of the CMS risk-corridor payments to PDP providers and other program reconciliations; risks associated with negative publicity regarding the health insurance industry, including government programs managed care organizations; the Company’s ability to develop processes and systems to support its operations and future growth; regulatory changes and developments, including potential marketing restrictions, sanctions, governmental investigations or premium recoupments; potential fines, penalties or operating restrictions resulting from regulatory audits, examinations, investigations or other inquiries; risks associated with the Company’s acquisition strategy; risks associated with the Company’s efforts to expand into additional states, counties and lines of business; risks associated with the Company’s substantial debt obligations; and risks associated with the Company’s rapid growth, including the Company’s ability to attract and retain qualified management personnel. Additional information concerning these and other important risks and uncertainties can be found under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2007, and in the Company’s periodic reports filed from time to time with the Securities and Exchange Commission, which contain discussions of the Company’s business and the various factors that may affect it. The Company specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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